Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 6, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of NGL Energy Partners LP on Form 10-K for the year ended March 31, 2024. We consent to the incorporation by reference of said reports in the Registration Statements of NGL Energy Partners LP on Forms S-3 (File No. 333-194035, File No. 333-214479, and File No. 333-235736) and on Forms S-8 (File No. 333-185068, File No. 333-227201, File No. 333-234153, and File No. 333-255755).

/s/ GRANT THORNTON LLP

Tulsa, Oklahoma
June 6, 2024